SAFETY COMPONENTS INTERNATIONAL ANNOUNCES
                            EMERGENCE FROM BANKRUPTCY


     GREENVILLE, S.C., October 11, 2000 /PRNewswire/ - Safety Components International, Inc. (OTCBB:ABAG) and certain of its United States subsidiaries, including Safety Components Fabric Technologies, Inc. and Automotive Safety Components International, Inc. (collectively, "Safety Components"), a leading, low cost supplier of automotive airbag fabric and cushions in the United States, announced today that they have emerged from their chapter 11 cases pursuant to their plan of reorganization approved by the District Court of the State of Delaware on August 31, 2000 (the "Plan").

     Pursuant to the Plan, all of the 10-1/8% senior notes due 2007 issued by the Company, amounting to almost $97 million, have been converted into 96.8% of the Company's post-bankruptcy equity and the holders of the Company's pre-bankruptcy common stock, excluding Robert Zummo (former Chairman of the Company), have received 3.2% of the Company's post-bankruptcy equity and warrants to acquire an additional 12% of such equity. All trade suppliers and other creditors will be paid in full pursuant to the terms of the Plan within 90 days.

     In connection with its emergence, Safety Components announced the closing of a three-year $35 million credit facility with Congress Financial Corporation (Southern). The Congress facility has allowed the Company to pay off its debtor-in-possession credit facility with Bank of America and is expected to provide adequate funding for Safety Components' ongoing global operating needs. In addition to the Congress facility, Safety also closed a two-year subordinated secured note facility with its pre-bankruptcy secured lenders for $20.9 million.

     Safety Components' Board of Directors, in accordance with the terms of the Plan, now consists of the following new non-employee directors: Carroll R. Wetzel, Jr. (Chairman), Andy Goldfarb, W. Allan Hopkins and Ben E. Waide III. John C. Corey continues as a director and has been promoted to Chief Executive Officer and President of the Company.

     Mr. Wetzel, Chairman, stated "We are pleased that the Company has emerged from its chapter 11 case in accordance with its schedule and that the management team lead by John Corey has done such an excellent job in turning the Company around."

     Mr. Corey stated "The Company's operations have continued to improve over the past few months, exceeding our projections. The Company's operating results and the flexible credit arrangements provided by Congress Financial have placed the Company in a solid financial position and we are now able to return our primary focus to the fulfillment of our goals: increasing productivity and profitability from the core airbag automotive business; capitalizing on continuing growth opportunities in the airbag automotive business and divesting non-core operations. We believe that the broad and varied business experiences of the incoming members of the Board enhance our ability to fulfill these goals. We also would like to express our appreciation to Robert Zummo, the Company's founder, and to Joseph DioGuardi, and Robert Torok, former directors, for their invaluable assistance on behalf of the Company during the chapter 11 cases." Mr. Corey continued, "We are also very appreciative for all of the support

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provided by our customers, suppliers, employees and advisors during the past few months, which has enabled the Company to emerge from chapter 11 on a timely basis."

     This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that such forward looking statements are subject to various known and unknown risks and uncertainties, including the possibility that the Company's stated goals will not be fulfilled in whole or in part. Additional information on factors that could potentially affect the Company's financial results may be found in the Company's filings with the Securities and Exchange Commission.